SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Multi-Strategy Hedge Advantage

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            222 Broadway, 27th Floor
                            New York, New York 10038

Telephone Number (including area code):   (866)-878-2987

Name and address of agent for service of process: Fabio P. Savoldelli
                                                  Multi-Strategy Hedge Advantage
                                                  222 Broadway, 27th Floor
                                                  New York, New York 10038

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           X     Yes         No
         ------             ----

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 28th day of April, 2005.

                                         Multi-Strategy Hedge Advantage


                                         By: /s/ Matthew Shea
                                             ----------------
                                             Name: Matthew Shea
                                             Title: President and Trustee







Attest: /s/ Bradley J. Lucido
        ----------------------
        Name:  Bradley J. Lucido
        Title: Secretary